3rd Quarter 2024 Earnings Presentation October 29, 2024 Exhibit 99.2

Safe Harbor Statement Disclosures in this presentation contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, those relating to future financial and operational results, market and broader economic conditions and guidance. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. This includes annual guidance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”), including our report for the quarterly period ended September 30, 2024, that the Company expects to file today. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law. In addition, we will be referring to non-Generally Accepted Accounting Principles (“GAAP”) financial measures within the meaning of SEC Regulation G. A reconciliation of the differences between these measures with the most directly comparable financial measures calculated in accordance with GAAP are included within this presentation and available on the Investor Relations page of our website at www.armstrongceilings.com. The guidance in this presentation is only effective as of the date given, October 29, 2024, and will not be updated or affirmed unless and until we publicly announce updated or affirmed guidance.

Basis of Presentation Explanation Results throughout this presentation are presented on a normalized basis. We remove the impact of certain discrete expenses and income in certain measures including adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), adjusted diluted earnings per share (“EPS”) and adjusted free cash flow. The Company excludes certain acquisition related expenses (i.e. – impact of adjustments related to the fair value of inventory, contingent third-party professional fees, changes in the fair value of contingent consideration and deferred compensation accruals for acquisitions). Acquisition related deferred compensation accruals excluded from adjusted EBITDA represented cash and stock awards that were recorded over each award’s respective vesting period, as such payments were subject to the sellers’ and employees’ continued employment with the Company. The Company also excludes all acquisition-related intangible amortization from adjusted net earnings and in calculations of adjusted diluted EPS. Examples of other excluded items have included plant closures, restructuring charges and related costs, impairments, separation costs and other cost reduction initiatives, environmental site expenses and environmental insurance recoveries, endowment level charitable contributions, the impact of defined benefit plan settlements, gains and losses on sales or impairment of fixed assets, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required to and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2024. Our tax rate may be adjusted for certain discrete items which are identified in the footnotes. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, environmental site expenses and environmental insurance recoveries. Management's adjusted free cash flow measure includes returns of investment from WAVE and cash proceeds received from the settlement of company-owned life insurance policies, which are presented within investing activities on our condensed consolidated statement of cash flows. Investors should not consider non-GAAP measures as a substitute for GAAP measures. Excluding adjusted diluted EPS, non-GAAP figures are rounded to the nearest million and corresponding percentages are based on unrounded figures. Operating Segments: “MF”: Mineral Fiber, “AS”: Architectural Specialties, “UC”: Unallocated Corporate All dollar figures throughout the presentation are in $ millions, expect per share data, and all comparisons are versus prior year unless otherwise noted. Figures may not sum due to rounding.

GAAP and non-GAAP Financial Results AWI Consolidated Results Q3 2024 Q3 2023 YTD 2024 YTD 2023 Net sales $386.6 $347.3 $1,078.0 $982.9 Net earnings $76.9 $69.5 $202.7 $177.0 Operating income $111.3 $100.2 $292.4 $257.4 Adj. EBITDA* $139 $125 $375 $332 Operating income margin (operating income % of net sales) 28.8% 28.9% 27.1% 26.2% Adj. EBITDA margin* (Adj. EBITDA % of net sales) 35.9% 36.0% 34.8% 33.8% Diluted net earnings per share $1.75 $1.56 $4.61 $3.93 Adj. diluted net earnings per share* $1.81 $1.60 $4.81 $4.10 Net cash provided by operating & investing activities $116.7 $77.9 $119.0 $165.8 Adj. free cash flow* $107 $92 $212 $195 Net cash provided by operating & investing activities % of net sales 30.2% 22.4% 11.0% 16.9% Adj. free cash flow margin* (Adj. free cash flow % of net sales) 27.7% 26.4% 19.7% 19.8% Segment Results Q3 2024 Q3 2023 MF AS UC MF AS UC Net sales $258.0 $128.6 - $249.7 $97.6 - Operating income (loss) $93.0 $19.2 ($0.9) $85.5 $15.5 ($0.8) Adj. EBITDA* $113 $26 - $105 $20 - Operating income margin (Operating income % of net sales) 36.0% 14.9% NM 34.2% 15.9% NM Adj. EBITDA margin* (Adj. EBITDA % of net sales) 43.9% 20.1% NM 41.9% 20.8% NM *Non-GAAP measure. See appendix for reconciliation to nearest GAAP measure. “NM”: Not meaningful.

Continued Double-Digit Top and Bottom-Line Growth

3rd Quarter 2024 Key Takeaways

Net Sales up 11% and Adj. EBITDA* up 11%

Total company adj. EBITDA margin* similar to prior year at 35.9%

Mineral Fiber segment Adj. EBITDA* up 8%

Adj. EBITDA margin* expanded 200bps to 43.9%, primarily due to strong AUV[1] and manufacturing productivity gains

Architectural Specialties segment Adj. EBITDA* up 27%

Recent acquisitions[2] drive double-digit AS sales and adj. EBITDA* growth; Total AS adj. EBITDA margin* of 20.1% including recent acquisitions

Raising full-year 2024 Guidance

Raising outlook for adj. EBITDA*, adj. diluted net earnings per share*, as well as a modest increase in adj. free cash flow*

$387M (+11% VPY)
Net Sales

$139M (+11% VPY)
Adj. EBITDA*

$1.81 (+13% VPY)
Adj. Diluted EPS*

$212M (+9% VPY)
YTD Adj. Free Cash Flow*

*Non-GAAP measure. See appendix for reconciliation to nearest GAAP measure.

1. Average Unit Value ("AUV"). Includes both like-for-like price and mix impacts.
2. Recent acquisitions include the April 2024 acquisition of 3form, LLC ("3form") and the July 2023 acquisition of BOK Modern, LLC ("BOK").

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Mineral Fiber Q3 2024 Results Best Q3 Adj. EBITDA Margin* in Mineral Fiber Since 2019 Net Sales Growth VPY Q3 Mineral Fiber Key Highlights ● Adj. EBITDA margin* expanded 200bps to 43.9% ● Market conditions continued to stabilize ● Top-line AUV growth of 4% driven by like-for-like price ● Lower manufacturing costs driven by strong productivity improvements ● Solid WAVE equity earnings driven by favorable AUV Adj. EBITDA* Comparison VPY Q1 Q2 Q3 2023 Adj. EBITDA* $84 $95 $105 AUV 13 9 6 Volume (5) 2 (1) Manufacturing1 - - 3 Input Costs2 4 4 1 SG&A1 (4) (7) (3) WAVE3 Equity Earnings 7 2 2 2024 Adj. EBITDA* $99 $104 $113 % Change 18% 10% 8% +3% *Non-GAAP measure. See appendix for reconciliation to nearest GAAP measure. Excludes the change in depreciation and amortization throughout the presentation. Includes raw material, energy and freight impacts, in addition to inventory valuation impacts. Worthington Armstrong Joint Venture (“WAVE”).

Architectural Specialties Q3 2024 Results Robust AS Sales Growth Driven by Recent Acquisitions Adj. EBITDA* Comparison VPY Q1 Q2 Q3 2023 Adj. EBITDA* $12 $17 $20 Sales 4 14 18 Manufacturing1 (1) (2) (3) SG&A1 (2) (8) (10) 2024 Adj. EBITDA* $12 $21 $26 % Change 4% 25% 27% Q3 Architectural Specialties Key Highlights ● Record-setting segment sales and earnings ● Total AS Adj. EBITDA margin* of 20.1% including recent acquisitions ● Continued acceleration of AS organic sales growth ● Increased SG&A driven primarily by 3form ● Positive project bidding and order intake momentum ● Transportation activity remains strong and supports multi-year opportunity Net Sales Growth VPY +32% *Non-GAAP measure. See appendix for reconciliation to nearest GAAP measure. Excludes the change in depreciation and amortization throughout the presentation.

Q3 2024 Consolidated Company Key Metrics Double-Digit Sales and Earnings Growth Q3 2023 Q3 2024 Variance Net Sales $347 $387 11% Adj. EBITDA* $125 $139 11% Adj. EBITDA Margin* (Adj. EBITDA % of Net Sales) 36.0% 35.9% (10bps) Adj. Diluted Earnings Per Share* $1.60 $1.81 13% 1 2 1 *Non-GAAP measure. See appendix for reconciliation to nearest GAAP measure. Excludes the change in depreciation and amortization throughout the presentation. Includes raw material, energy and freight impacts, in addition to inventory valuation impacts.

Year-to-Date 2024 Consolidated Company Key Metrics Strong Sales & Adj. EBITDA* Growth with Adj. EBITDA Margin* Expansion YTD 2023 YTD 2024 Variance Net Sales $983 $1,078 10% Adj. EBITDA* $332 $375 13% Adj. EBITDA Margin* (Adj. EBITDA % of Net Sales) 33.8% 34.8% 100bps Adj. Diluted Earnings Per Share* $4.10 $4.81 17% Adj. Free Cash Flow* $195 $212 9% 1 2 1 *Non-GAAP measure. See appendix for reconciliation to nearest GAAP measure. Excludes the change in depreciation and amortization throughout the presentation. Includes raw material, energy and freight impacts, in addition to inventory valuation impacts.

Adjusted Free Cash Flow* Enables All Capital Allocation Priorities 2024 Year-to-Date Capital Deployment 2024 Year-to-Date Adj. Free Cash Flow* Up 9% vs PY *Non-GAAP measure. See appendix for reconciliation to nearest GAAP measure. Includes cash earnings, working capital and other current assets and liabilities.

Solid execution driving growth and margin expansion Updating Full Year 2024 Guidance Commentary1 Prior: $1,415M to $1,440M 9% to 11% YoY Net Sales Prior: $6.00 to $6.15 13% to 16% YoY Adj. Diluted EPS* Prior: $474M to $486M 10% to 13% YoY Adj. EBITDA* Prior: $288M to $300M 10% to 14% YoY Adj. Free Cash Flow* $1,420M to $1,435M 10% to 11% YoY Stabilizing market conditions Expect full year MF volume down ~1% Expect full year MF AUV growth above historical average on strong price performance Incremental contributions from WAVE expected to continue Expect continued acceleration of AS organic sales and recent acquisitions to drive robust full year segment result $290M to $300M 10% to 14% YoY $482M to $490M 12% to 14% YoY $6.15 to $6.25 16% to 17% YoY *Non-GAAP measure. See appendix for reconciliation to nearest GAAP measure. Additional assumptions available in the appendix of this presentation.

Appendix

Updating Full Year 2024 Assumptions

Segment[1]	Net Sales	Adjusted EBITDA Margin*
Mineral Fiber	~5% growth (prior: +4% to +6%)	> 41% (prior: ~41%)
Architectural Specialties	23% to 24% growth (prior: +22% to +24%)	~18% (unchanged)

Consolidated Metrics	Full Year 2024
Capital expenditures	$82M to $88M
Depreciation and amortization	$102M to $105M
Interest expense	$40M to $41M
Book / cash tax rate	~24% / ~25%
Shares outstanding	~44 million
Cash return of investment from joint venture	$98M to $100M

Shipping Days vs Prior Year	2023	2024	2025
Q1	+1	-	-
Q2	-	-	-
Q3	(1)	+1	-
Q4	-	+1	-
Full Year	-	+2	-

*Non-GAAP measure.

1. Architectural Specialties includes acquisition of 3form but does not reflect any future acquisitions.

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Q3 2024 Adjusted EBITDA Reconciliation

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,	
	2024	2023	2024	2023
Net sales	$387	$347	$1,078	$983
Net earnings	$77	$70	$203	$177
Add: Income tax expense	27	24	68	61
Earnings before income taxes	$104	$94	$271	$238
Add: Interest/other income and expense, net	8	7	21	20
Operating income	$111	$100	$292	$257
Add: RIP expense[1]	1	1	2	2
Add: Acquisition-related impacts[2]	-	1	2	4
Add: Cost reduction initiatives	-	-	-	3
Add: WAVE pension settlement[3]	-	-	1	-
(Less): Gain on sales of fixed assets, net[4]	(5)	-	(5)	-
Add: Impairment of fixed asset[5]	5	-	5	-
Add: Environmental expense	-	-	2	-
Adjusted operating income	$113	$102	$299	$266
Add: Depreciation and amortization	26	23	76	66
Adjusted EBITDA	$139	$125	$375	$332
Operating income margin	28.8%	28.9%	27.1%	26.2%
Adjusted EBITDA margin	35.9%	36.0%	34.8%	33.8%

Q3 2024 Adjusted Diluted EPS Reconciliation

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,	
	2024	2023	2024	2023
Net earnings	$77	$70	$203	$177
Add: Income tax expense	27	24	68	61
Earnings before income taxes	$104	$94	$271	$238
(Less): RIP (credit)[6]	-	-	(1)	(1)
Add: Acquisition-related impacts[2]	-	1	2	4
Add: Acquisition-related amortization[7]	3	2	8	4
Add: Cost reduction initiatives	-	-	-	3
Add: WAVE pension settlement[3]	-	-	1	-
(Less): Gain on sales of fixed assets, net[4]	(5)	-	(5)	-
Add: Impairment of fixed asset[5]	5	-	5	-
Add: Environmental expense	-	-	2	-
Adjusted net earnings before income taxes	$107	$96	$283	$248
(Less): Adjusted income tax expense[8]	(28)	(25)	(71)	(63)
Adjusted net earnings	$79	$71	$211	$184
Diluted shares outstanding	43.9	44.6	44.0	45.0
Effective tax rate	26%	26%	25%	26%
Diluted net earnings per share	$1.75	$1.56	$4.61	$3.93
Adjusted diluted net earnings per share	$1.81	$1.60	$4.81	$4.10

1. RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.
2. Represents the impact of acquisition-related adjustments for the fair value of inventory, contingent third-party professional fees, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.
3. Represents the Company's 50% share of WAVE's loss upon settlement of their defined benefit pension plan.
4. During the third quarter of 2024 we sold our idled Mineral Fiber plant in St. Helens, Oregon.
5. During the third quarter of 2024 we recorded an impairment charge for an undeveloped parcel of land upon reclassification to assets held for sale.
6. RIP (credit) represents the entire actuarial net periodic pension (credit) recorded as a component of net earnings. For all periods presented, we were not required to and did not make cash contributions to our RIP.
7. Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.
8. Adjusted income tax expense is calculated using the effective tax rate multiplied by the adjusted net earnings before income taxes.

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Deferred compensation and contingent consideration payments related to 2020 acquisitions were recorded as components of net cash provided by operating activities. Proceeds related to the sale of Architectural Specialties design center and the sale of our idled Mineral Fiber plant in St. Helens, Oregon. For the Three Months Ended September 30, For the Nine Months Ended September 30, 2024 2023 2024 2023 Net cash provided by operating activities $97 $83 $180 $176 Net cash provided by (used for) investing activities $20 ($5) ($61) ($11) Net cash provided by operating and investing activities $117 $78 $119 $166 Add: Cash paid for acquisitions, net of cash acquired and investment in unconsolidated affiliate - 14 99 24 Add: Arktura deferred compensation1 - - 6 - Add: Contingent consideration in excess of acquisition-date fair value1 - - - 5 (Less): Proceeds from sales of facilities2 (9) - (12) - Adjusted Free Cash Flow $107 $92 $212 $195 Q3 2024 Adjusted Free Cash Flow Reconciliation

For the Three Months Ended September 30, For the Nine Months Ended September 30, MF AS UC UNALLOCATED CORPORATE MF AS UC UNALLOCATED CORPORATE 2024 2023 2024 2023 2024 2023 2024 2023 2024 2023 2024 2023 Net sales $258 $250 $129 $98 - - $748 $712 $330 $271 - - Operating income (loss) $93 $86 $19 $16 ($1) ($1) $254 $225 $41 $35 ($3) ($2) Add: RIP expense1 - - - - 1 1 - - - - 2 2 Add: Acquisition-related impacts2 - - - 1 - - 1 - 1 4 - - Add: Cost reduction initiatives - - - - - - - 3 - - - - Add: WAVE pension settlement3 - - - - - - 1 - - - - - (Less): Gain on sales of fixed assets, net4 (5) - - - - - (5) - - - - - Add: Impairment of fixed asset5 5 - - - - - 5 - - - - - Add: Environmental expense - - - - - - 2 - - - - - Adjusted operating income (loss) $93 $86 $19 $17 - - $257 $227 $43 $39 ($1) - Add: Depreciation and amortization 20 19 6 3 - - 59 56 17 10 - - Adjusted EBITDA $113 $105 $26 $20 - - $316 $283 $59 $49 ($1) - Operating income margin (Operating income % of net sales) 36.0% 34.2% 14.9% 15.9% NM NM 34.0% 31.6% 12.4% 12.9% NM NM Adjusted EBITDA margin (Adjusted EBITDA % of net sales) 43.9% 41.9% 20.1% 20.8% NM NM 42.3% 39.8% 17.9% 18.0% NM NM Q3 2024 Segment Adj. EBITDA Reconciliation RIP expense represents only the plan service cost that is recorded within Operating income (loss). For all periods presented, we were not required to and did not make cash contributions to our RIP. Represents the impact of acquisition-related adjustments for the fair value of inventory, contingent third-party professional fees, changes in fair value of contingent consideration, deferred compensation and restricted stock expenses. Represents the Company's 50% share of WAVE's loss upon settlement of their defined benefit pension plan. During the third quarter of 2024 we sold our idled Mineral Fiber plant in St. Helens, Oregon. During the third quarter of 2024 we recorded an impairment charge for an undeveloped parcel of land upon reclassification to assets held for sale.

Full Year 2024 Low High Net earnings $260 $262 Add: Income tax expense 83 84 Earnings before income taxes $343 $346 Add: Interest expense 40 41 Add: Other non-operating (income), net (11) (10) Operating income $372 $377 Add: RIP expense1 2 2 Add: Acquisition-related impacts2 2 2 (Less): Gain on sales of fixed assets, net3 (5) (5) Add: Impairment of fixed asset4 5 5 Add: Environmental expense 2 2 Add: WAVE pension settlement5 1 1 Adjusted operating income $380 $385 Add: Depreciation and amortization 102 105 Adjusted EBITDA $482 $490 RIP expense represents only the plan service cost that is recorded within Operating income. We do not expect to make cash contributions to our RIP. Represents the impact of acquisition-related adjustments for the fair value of inventory, contingent third-party professional fees and changes in fair value of contingent consideration. During the third quarter of 2024 we sold our idled Mineral Fiber plant in St. Helens, Oregon. During the third quarter of 2024 we recorded an impairment charge for an undeveloped parcel of land upon reclassification to assets held for sale. Represents the Company's 50% share of WAVE's loss upon settlement of their defined benefit pension plan. 2024 Adj. EBITDA Guidance Reconciliation 17

2024 Adj. Diluted EPS Guidance Reconciliation

	Full Year 2024	
	Low	High
Net earnings	$260	$262
Add: Income tax expense	83	84
Earnings before income taxes	$343	$346
Add: RIP (credit)[1]	(2)	(1)
Add: Acquisition-related amortization[2]	10	11
Add: Acquisition-related impacts[3]	2	2
(Less): Gain on sales of fixed assets, net[4]	(5)	(5)
Add: Impairment of fixed asset[5]	5	5
Add: Environmental expense	2	2
Add: WAVE pension settlement[6]	1	1
Adjusted earnings before income taxes	$356	$361
(Less): Adjusted income tax expense[7]	(86)	(87)
Adjusted net earnings	$271	$275
Diluted net earnings per share	$5.91	$5.95
Adjusted diluted net earnings per share[8]	$6.15	$6.25

2024 Adj. Free Cash Flow Guidance Reconciliation

	Full Year 2024	
	Low	High
Net cash provided by operating activities	**$181**	**$195**
Add: Return of investment from joint venture	98	100
Adjusted net cash provided by operating activities	$279	$295
(Less): Capital expenditures	(82)	(88)
Adjusted net cash provided by operating and investing activities	$197	$207
Add: Cash paid for acquisitions, net of cash acquired and investment in unconsolidated affiliate	99	99
Add: Arktura deferred compensation[9]	6	6
(Less): Proceeds from sale of facilities[10]	(12)	(12)
Adjusted Free Cash Flow	**$290**	**$300**

1. RIP (credit) represents the entire actuarial net periodic pension (credit) recorded as a component of net earnings. We do not expect to make any cash contributions to our RIP.
2. Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.
3. Represents the impact of acquisition-related adjustments for the fair value of inventory, contingent third-party professional fees and changes in fair value of contingent consideration.
4. During the third quarter of 2024 we sold our idled Mineral Fiber plant in St. Helens, Oregon.
5. During the third quarter of 2024 we recorded an impairment charge for an undeveloped parcel of land upon reclassification to assets held for sale.
6. Represents the Company's 50% share of WAVE's loss upon settlement of their defined benefit pension plan.
7. Income tax expense is based on an adjusted effective tax rate of approximately 24%, multiplied by adjusted earnings before income taxes.
8. Adjusted diluted EPS guidance for 2024 is calculated based on approximately 44 million of diluted shares outstanding.
9. Deferred compensation payments related to 2020 acquisition recorded as a component of net cash provided by operating activities.
10. Proceeds related to the sale of Architectural Specialties design center and the sale of our idled Mineral Fiber plant in St. Helens, Oregon.

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